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                                                                   Exhibit 10.39

                            ACLARA BIOSCIENCES, INC.

                    1288 Pear Avenue, Mountain View, CA 94043

                                October 10, 2002



Joseph M. Limber
1515 Arriba Court
Los Altos, CA 94024

          Re:  Change in Control Agreement

Dear Mr. Limber:

          In connection with General Release and Separation Agreement entered into as of October 10, 2002 by you and ACLARA Biosciences, Inc. (the "Company"), the Company hereby agrees that after this letter agreement (this "Agreement") has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event of a Hostile Takeover (as defined below) or a Change in Control (as defined below).

          1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through the termination of your service as an executive officer of the Company on December 1, 2002 or such earlier date as you and the Company shall agree in accordance with the General Release and Separation Agreement (such service to be referred to herein as "Service").

          2. Change in Control/Hostile Takeover. You shall receive no benefits under this Agreement unless there has been a Change in Control or a Hostile Takeover.

          (a) For purposes of this Agreement, a "Change in Control" shall mean
(i) an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of
Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) ("Beneficial Ownership") of 15% or more of the combined voting power of the Company's then outstanding Voting Securities without the approval of the Board;
(ii) a merger or consolidation that results in more than 50% of the combined voting power of the Company's then outstanding Voting Securities of the Company or its successor changing ownership (whether or not approved by the Board);
(iii) the sale of all or substantially all of the Company's assets; (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company; or (v) the individuals constituting the Board as of the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board.

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          (b)  For purposes of this Agreement, a "Hostile Takeover" means a transaction or series of transactions that results in any person acquiring Beneficial Ownership of more than 50% of the combined voting power of the Company's then outstanding Voting Securities without the approval of the Board.

          3. Acceleration of Vesting Upon Change of Control or Hostile Takeover. Upon a Change of Control or a Hostile Takeover during the term of this Agreement, you shall immediately become 100% vested with respect to any options to purchase the Company's capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company's capital stock that you then hold shall immediately lapse.

          4.   Successors; Binding Agreement.

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, "Company" as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

          (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

          5. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          6. Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided for in this Agreement to you together with all other payments and the value of any benefit received or to be received by you:

          (a) constitute "parachute payments" within the meaning of Section 280G of the Code, and

          (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits pursuant to the terms of this Agreement shall be payable either:

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              (i)  in full, or

              (ii) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company's independent public accountants serving immediately before the Hostile Takeover or Change in Control (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall cause the Accountants to provide detailed supporting calculations of its determinations to you and the Company. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

          7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the 1934 Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

          8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          10. Entire Agreement. This Agreement and the General Release and Separation Agreement between the Company and you, dated as of October 10, 2002 sets forth

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the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance or change in control agreements (including that certain Change in Control Agreement between you and the Company dated November 7, 2001 (the "Prior Agreement")), is hereby terminated and cancelled. By executing this Agreement you hereby waive (within the meaning of Section 8 of the Prior Agreement) any rights you may currently have or have in the future to any benefits of any sort under the Prior Agreement. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements or the Prior Agreement) to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

          11. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

                                   Sincerely,

                                   ACLARA BIOSCIENCES, INC.

                                   By: /s/ Thomas R. Baruch
                                       ---------------------------
                                   Its:  Chairman

Agreed and Accepted,

this 10th day of October, 2002.


/s/ Joseph M. Limber
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Joseph M. Limber